Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-203054

POWERSHARES DB COMMODITY INDEX TRACKING FUND

SUPPLEMENT DATED MARCH 30, 2016 TO

PROSPECTUS DATED MARCH 27, 2015

This Supplement updates certain information contained in the Prospectus dated March 27, 2015, as supplemented from time-to-time (the “Prospectus”), of PowerShares DB Commodity Index Tracking Fund (the “Fund”). All capitalized terms used in this Supplement have the same meaning as in the Prospectus.

Prospective investors in the Fund should review carefully the contents of both this Supplement and the Prospectus.

* * * * * * * * * * * * * * * * * * *

All information in the Prospectus is restated pursuant to this Supplement, except as updated hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement or the related Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

Invesco PowerShares Capital Management LLC

Managing Owner

P-DBC-PRO-1-SUP-1 033016

I.	Pages 40 and 41 of the Prospectus are hereby deleted and replaced, in their entirety, with the following

“CLOSING LEVELS TABLE*

DBIQ OPTIMUM YIELD DIVERSIFIED COMMODITY INDEX EXCESS RETURN™

	CLOSING LEVEL		INDEX CHANGES
	High[1]	Low[2]	Annual[3]	Since Inception[4]
1997[5]	103.35	92.60	-7.40%	-7.40%
1998	93.07	63.74	-30.22%	-35.38%
1999	88.04	60.62	34.94%	-12.80%
2000	123.09	85.21	24.43%	8.50%
2001	114.11	88.26	-16.62%	-9.54%
2002	115.96	88.19	25.81%	13.81%
2003	145.82	112.87	27.03%	44.58%
2004	217.09	144.58	36.68%	97.60%
2005	279.17	194.39	39.69%	176.03%
2006	343.18	273.89	9.73%	202.88%
2007	380.11	276.40	24.79%	277.95%
2008	538.39	228.67	-32.86%	153.77%
2009	326.84	222.81	27.68%	224.02%
2010	362.20	278.59	11.78%	262.20%
2011	419.60	333.87	-2.44%	253.36%
2012	392.32	320.13	4.08%	267.76%
2013	379.82	335.39	-6.60%	243.48%
2014	361.57	252.62	-26.45%	152.62%
2015[6]	254.63	182.07	-26.72%	85.13%

THE FUND WILL TRADE WITH A VIEW TO TRACKING THE

DBIQ OPTIMUM YIELD DIVERSIFIED COMMODITY INDEX EXCESS RETURN™ OVER TIME.

NEITHER THE PAST PERFORMANCE OF THE FUND NOR THE PRIOR INDEX LEVELS AND CHANGES, POSITIVE

OR NEGATIVE, SHOULD BE TAKEN AS AN INDICATION OF THE FUND’S FUTURE PERFORMANCE.

*Prior to October 19, 2009, the Fund tracked the Deutsche Bank Liquid Commodity Index–Optimum Yield Excess Return™. From October 19, 2009 to December 31, 2010, the Fund tracked the Deutsche Bank Liquid Commodity Index–Optimum Yield Diversified Excess Return™, or the Interim Index. Effective January 1, 2011, the Fund commenced tracking DBIQ Optimum Yield Diversified Commodity Index Excess Return™, or the Renamed Index. The Fund’s Renamed Index is identical to the Interim Index except with respect to the name of Index. The inception date of January 2007 remains identical. Except as provided in the immediately preceding sentence, all prior underlying formulae, data (e.g., closing levels, measure of volatility, all other numerical statistics and measures) and all other characteristics (e.g., Base Date, Index Sponsor, inception date, rolling, etc.) with respect to the Renamed Index are identical to the Interim Index.

Please refer to notes and legends that follow on page 54.

DBIQ OPTIMUM YIELD DIVERSIFIED COMMODITY INDEX TOTAL RETURN™

	CLOSING LEVEL		INDEX CHANGES
	High[1]	Low[2]	Annual[3]	Since Inception[4]
1997[5]	103.91	94.17	-5.83%	-5.83%
1998	95.03	67.96	-26.74%	-31.01%
1999	98.49	65.09	41.46%	-2.41%
2000	144.25	95.46	32.04%	28.86%
2001	136.34	108.28	-13.67%	11.24%
2002	144.95	108.59	27.90%	42.27%
2003	184.10	141.63	28.34%	82.58%
2004	276.91	182.59	38.58%	153.03%
2005	365.39	248.99	44.21%	264.89%
2006	461.10	364.06	15.10%	320.00%
2007	550.99	384.35	30.49%	448.05%
2008	788.19	336.20	-31.92%	273.11%
2009	481.22	327.67	27.87%	377.08%
2010	534.01	410.40	11.93%	434.01%
2011	618.86	492.48	-2.39%	421.23%
2012	579.04	472.39	4.16%	442.93%
2013	560.77	495.30	-6.55%	407.37%
2014	534.18	373.26	-26.43%	273.26%
2015[6]	376.26	269.13	-26.68%	173.67%

THE FUND WILL NOT TRADE WITH A VIEW TO TRACKING THE

DBIQ OPTIMUM YIELD DIVERSIFIED COMMODITY INDEX TOTAL RETURN™ OVER TIME.

NEITHER THE PAST PERFORMANCE OF THE FUND NOR THE PRIOR INDEX LEVELS AND CHANGES, POSITIVE

OR NEGATIVE, SHOULD BE TAKEN AS AN INDICATION OF THE FUND’S FUTURE PERFORMANCE.

*Prior to October 19, 2009, the Fund tracked the Deutsche Bank Liquid Commodity Index–Optimum Yield Excess Return™. From October 19, 2009 to December 31, 2010, the Fund tracked the Deutsche Bank Liquid Commodity Index–Optimum Yield Diversified Excess Return™, or the Interim Index. Effective January 1, 2011, the Fund commenced tracking DBIQ Optimum Yield Diversified Commodity Index Excess Return™, or the Renamed Index. The Fund’s Renamed Index is identical to the Interim Index except with respect to the name of Index. The inception date of January 2007 remains identical. Except as provided in the immediately preceding sentence, all prior underlying formulae, data (e.g., closing levels, measure of volatility, all other numerical statistics and measures) and all other characteristics (e.g., Base Date, Index Sponsor, inception date, rolling, etc.) with respect to the Renamed Index are identical to the Interim Index.

Please refer to notes and legends that follow on page 54.

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